Exhibit 10.8

STOCK AWARD AGREEMENT UNDER

THE MICROSOFT CORPORATION 2001 STOCK PLAN

Award Number <<GrantIdentifier>>

1.    Award of Stock Awards.    Microsoft Corporation (hereinafter the “Company”), in the exercise of its sole discretion pursuant to the Microsoft Corporation 2001 Stock Plan (the “Plan”), does on <<GrantDate>> (the “Award Date”) hereby award to <<FullName>> (the “Awardee”) <<SharesGrantedQuantity>> Stock Awards (“SAs”) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan. SAs represent the Company’s unfunded and unsecured promise to issue Common Shares at a future date, subject to the terms of this Award Agreement and the Plan. Awardee has no rights under the SAs other than the rights of a general unsecured creditor of the Company.

2.    Vesting Schedule and Conversion of SAs.    (a)    Subject to the terms of this Award Agreement and the Plan and provided that Awardee remains continuously employed throughout the vesting periods set out below, the SAs shall vest and be converted into an equivalent number of Common Shares that will be distributed to the Awardee as follows; provided that fractional SAs shall be converted into Common Shares as set out in Section 9(c) of this Award Agreement:

Vesting Date	Percentage of SAs

(b)    THE AWARDEE’S RIGHTS IN THE SAs SHALL BE AFFECTED, WITH REGARD TO BOTH VESTING SCHEDULE AND TERMINATION, BY LEAVES OF ABSENCE, CHANGES IN THE NUMBER OF HOURS WORKED, PARTIAL DISABILITY, AND OTHER CHANGES IN AWARDEE’S EMPLOYMENT STATUS AS PROVIDED IN THE COMPANY’S CURRENT POLICIES IN SUCH MATTERS. ACCOMPANYING THIS AWARD AGREEMENT IS A CURRENT COPY OF THE COMPANY’S POLICIES IN SUCH MATTERS. THESE POLICIES MAY CHANGE FROM TIME TO TIME WITHOUT NOTICE IN THE COMPANY’S SOLE DISCRETION, AND AWARDEE’S RIGHTS WILL BE GOVERNED BY THE POLICIES IN EFFECT AT THE TIME OF ANY EMPLOYMENT STATUS CHANGE. CONTACT “STOCK” FOR A COPY OF THE MOST CURRENT POLICY STATEMENT AT ANY POINT IN TIME.

3.    Termination.    Unless terminated earlier under Section 4, 5, or 6 below, an Awardee’s rights under this Award Agreement with respect to the SAs issued under this Award Agreement shall terminate at the time such SAs are converted into Common Shares.

4.    Termination of Awardee’s Status as a Participant.    Except as otherwise specified in Section 5, 6, and 7 below, in the event of termination of Awardee’s Continuous Status as a Participant (as such term is defined in Section 2(j) of the Plan), Awardee’s rights under this Award Agreement in any unvested SAs shall terminate. For the avoidance of doubt, an Awardee’s Continuous Status as a Participant terminates at the time the Awardee’s actual employer ceases to be the Company or a “Subsidiary” of the Company, as that term is defined in Section 2(z) of the Plan, and as further described in Section 11(g) of this Award Agreement.

5.    Disability of Awardee.    Notwithstanding the provisions of Section 4 above, in the event of termination of Awardee’s Continuous Status as a Participant as a result of total and permanent disability (as such term is defined in Section 12(c) of the Plan), the next vesting date for the SAs, set out in Section 2(a), above, shall accelerate by twelve (12) months as of such date of termination. If Awardee’s disability originally required him or her to take a short-term disability leave which was later converted into long-term disability, then for the purposes of the preceding sentence the date on which Awardee ceased performing services shall be deemed to be the date of commencement of the short-term disability leave. The Awardee’s rights in any unvested SAs that remain unvested after the application of this Section 5 shall terminate at the time Awardee ceases to be in Continuous Status as a Participant.

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6.    Death of Awardee.    Notwithstanding the provisions of Section 4 above, in the event of the death of Awardee:

(a)    If Awardee is, at the time of death, in Continuous Status as a Participant, the next vesting date for the SAs, set out in Section 2(a) above, shall accelerate by twelve (12) months as of the date of death.

(b)    The Awardee’s rights in any unvested SAs that remain after the application of Section 6(a) shall terminate at the time of the Awardee’s death.

7.    Retirement of Awardee.    Notwithstanding the provisions of Section 4 above, in the event of the Awardee’s Retirement, the Awardee shall be treated as continuously employed through the vesting periods in Section 2(a) above. For this purpose, “Retirement” means termination of employment with the Company or its direct and indirect subsidiaries after the earlier of (a) age 65, or (b) attaining age 55 and 15 years of Continuous Service.

This Section 7 will only apply to a Retirement if (a) the Retirement is more than one year after the Award Date, (b) the Awardee executes a release in conjunction with the Retirement in the form provided by the Company, and (c) the Awardee’s employment does not terminate due to misconduct (as determined in the Committee’s sole discretion), including but not limited to misconduct in violation of Company policy and misconduct that adversely affects the Company’s interests or reputation.

For purposes of this Section 7, “Continuous Service” means that the Awardee has continuously remained an employee of the Company or its direct and indirect subsidiaries, measured from the Awardee’s “most recent hire date” as reflected in the Company records. For an Awardee who became an employee of the Company following the acquisition of his or her employer by the Company or its direct or indirect subsidiaries, service with the acquired employer shall count toward Continuous Service, and Continuous Service shall be measured from the Awardee’s acquired company hire date as reflected in the Company’s records.

8.    Value of Unvested SAs.    In consideration of the award of these SAs, Awardee agrees that upon and following termination of Awardee’s Continuous Status as a Participant for any reason (whether or not in breach of applicable laws), and regardless of whether Awardee is terminated with or without cause, notice, or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, any unvested SAs under this Award Agreement shall be deemed to have a value of zero dollars ($0.00).

9.    Conversion of SAs to Common Shares; Responsibility for Taxes.

(a)    Provided Awardee has satisfied the requirements of Section 9(b) below, on the vesting of any SAs, such vested SAs shall be converted into an equivalent number of Common Shares that will be distributed to Awardee 10 days after the date of the vesting event or, in the event of the Awardee’s death, to Awardee’s legal representative 10 days after such representative provides proof of death to, and in the manner prescribed by, the Company. The distribution to the Awardee, or in the case of the Awardee’s death, to the Awardee’s legal representative, of Common Shares in respect of the vested SAs shall be evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company. In the event ownership or issuance of Common Shares is not feasible due to applicable exchange controls, securities regulations, tax laws or other provisions of applicable law, as determined by the Company in its sole discretion, Awardee, or in the event of Awardee’s death, the Awardee’s legal representative, shall receive cash proceeds in an amount equal to the value of the Common Shares otherwise distributable to Awardee, net of the satisfaction of the requirements of Section 9(b) below.

(b)    Regardless of any action the Company or Awardee’s actual employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax or other tax-related withholding (“Tax Related Items”), Awardee acknowledges that the ultimate liability for all Tax Related Items legally due by Awardee is and remains Awardee’s responsibility and that the Company and/or the Awardee’s actual employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the SAs, including the grant of the SAs, the vesting of SAs, the conversion of the SAs into Common Shares or the receipt of an equivalent cash payment, the subsequent sale of any Common Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the SAs to reduce or eliminate the Awardee’s liability for Tax Related Items.

Prior to the issuance of Common Shares upon vesting of SAs or the receipt of an equivalent cash payment as provided in Section 9(a) above, Awardee shall pay, or make adequate arrangements satisfactory to the Company or to the Awardee’s actual employer (in their sole discretion) to satisfy all withholding obligations of the Company and/or the Awardee’s actual employer. In this regard, Awardee authorizes the Company or the Awardee’s actual employer to withhold all applicable Tax Related Items legally payable by Awardee from Awardee’s wages or other cash compensation payable to Awardee by the Company or the Awardee’s actual employer. Alternatively, or in addition, if

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permissible under applicable law, the Company or the Awardee’s actual employer may, in their sole discretion, (i) sell or arrange for the sale of Common Shares to be issued on the vesting of SAs to satisfy the withholding obligation, and/or (ii) withhold in Common Shares, provided that the Company and the Awardee’s actual employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount. Awardee shall pay to the Company or to the Awardee’s actual employer any amount of Tax Related Items that the Company or the Awardee’s actual employer may be required to withhold as a result of Awardee’s receipt of SAs, the vesting of SAs, or the conversion of vested SAs to Common Shares that cannot be satisfied by the means previously described. Except where applicable legal or regulatory provisions prohibit, the standard process for the payment of an Awardee’s Tax Related Items shall be for the Company or the Awardee’s actual employer to withhold in Common Shares only to the amount of shares necessary to satisfy the minimum withholding amount. The Company may refuse to deliver Common Shares to Awardee if Awardee fails to comply with Awardee’s obligation in connection with the Tax Related Items as described herein.

(c)    In lieu of issuing fractional Common Shares, on the vesting of a fraction of a SA, the Company shall round the shares to the nearest whole share and any such share which represents a fraction of a SA will be included in a subsequent vest date.

(d)    Until the distribution to Awardee of the Common Shares in respect to the vested SAs is evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, Awardee shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such Common Shares, notwithstanding the vesting of SAs. The Company shall cause such distribution to Awardee to occur upon the vesting of SAs in accordance with Section 9(a) above. No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the Common Shares, except as provided in Section 14 of the Plan.

(e)    By accepting the Award of SAs evidenced by this Award Agreement, Awardee agrees not to sell any of the Common Shares received on account of vested SAs at a time when applicable laws or Company policies prohibit a sale. This restriction shall apply so long as Awardee is an Employee, Consultant or outside director of the Company or a Subsidiary of the Company.

10.    Non-Transferability of SAs.    Awardee’s right in the SAs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the distribution of the Common Shares in respect of such SAs. SAs shall not be subject to execution, attachment or other process.

11.    Acknowledgment of Nature of Plan and SAs.    In accepting the Award, Awardee acknowledges that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)    the Award of SAs is voluntary and occasional and does not create any contractual or other right to receive future awards of SAs, or benefits in lieu of SAs even if SAs have been awarded repeatedly in the past;

(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)    Awardee’s participation in the Plan is voluntary;

(e)    the future value of the underlying Common Shares is unknown and cannot be predicted with certainty;

(f)    if Awardee receives Common Shares, the value of such Common Shares acquired on vesting of SAs may increase or decrease in value;

(g)    notwithstanding any terms or conditions of the Plan to the contrary and consistent with Section 4, above, in the event of involuntary termination of Awardee’s employment under circumstances where Section 7 does not apply (whether or not in breach of applicable laws), Awardee’s right to receive SAs and vest under the Plan, if any, will terminate effective as of the date that Awardee is no longer actively employed and will not be extended by any notice period mandated under applicable law; furthermore, in the event of involuntary termination of employment under circumstances where Section 7 does not apply (whether or not in breach of applicable laws), Awardee’s right to receive Common Shares pursuant to the SAs after termination of employment, if any, will be measured by the date of termination of Awardee’s active employment and will not be extended by any notice period mandated under applicable law; the Committee shall have the exclusive discretion to determine when Awardee is no longer actively employed for purposes of the award of SAs; and

(h)    Awardee acknowledges and agrees that, regardless of whether Awardee is terminated with or without cause, notice or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, Awardee has no right to, and will not

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bring any legal claim or action for, (a) any damages for any portion of the SAs that have been vested and converted into Common Shares, or (b) termination of any unvested SAs under this Award Agreement.

12.    No Employment Right.    Awardee acknowledges that neither the fact of this Award of SAs nor any provision of this Award Agreement or the Plan or the policies adopted pursuant to the Plan shall confer upon Awardee any right with respect to employment or continuation of current employment with the Company or with the Awardee’s actual employer, or to employment that is not terminable at will. Awardee further acknowledges and agrees that neither the Plan nor this Award of SAs makes Awardee’s employment with the Company or the Awardee’s actual employer for any minimum or fixed period, and that such employment is subject to the mutual consent of Awardee and the Company or the Awardee’s actual employer, and may be terminated by either Awardee or the Company or the Awardee’s actual employer at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure.

13.    Administration.    The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee (as such term is defined in Section 2(f) of the Plan), and the Committee shall have all powers and discretion with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement by the Committee and any decision made by the Committee with respect to the Award Agreement shall be final and binding on all parties.

14.    Plan Governs.    Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan, and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

15.    Notices.    Any written notices provided for in this Award Agreement which are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Awardee, at the Awardee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

16.    Electronic Delivery.    The Company may, in its sole discretion, decide to deliver any documents related to SAs awarded under the Plan or future SAs that may be awarded under the Plan by electronic means or request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.    Acknowledgment.    By Awardee’s acceptance as evidenced below, Awardee acknowledges that Awardee has received and has read, understood and accepted all the terms, conditions and restrictions of this Award Agreement, the Plan, and the current policies referenced in Section 2(b) of this Award Agreement. Awardee understands and agrees that this Award Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and in the other documents referenced in the preceding sentence, as the latter may be amended from time to time in the Company’s sole discretion. Awardee further acknowledges that Awardee must accept this Award Agreement in the manner prescribed by the Company no later than the earlier of the first anniversary of Award Date or the first vesting date specified in Section 2(a) of this Award Agreement.

18.    Board Approval.    These SAs have been awarded pursuant to the Plan and accordingly this Award of SAs is subject to approval by an authorized committee of the Board of Directors. If this Award of SAs has not already been approved, the Company agrees to submit this Award for approval as soon as practical. If such approval is not obtained, this award is null and void.

19.    Governing Law.    This Award Agreement shall be governed by the laws of the State of Washington, U.S.A., without regard to Washington laws that might cause other law to govern under applicable principles of conflicts of law.

20.    Severability.    If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

21.    Complete Award Agreement and Amendment.    This Award Agreement, the Notice of Receipt of Stock Awards (if any), and the Plan constitute the entire agreement between Awardee and the Company regarding SAs. Any prior agreements, commitments or negotiations concerning these SAs are superseded. This Award Agreement may be amended only by written agreement of Awardee and the Company, without consent of any other person. Awardee

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agrees not to rely on any oral information regarding this Award of SAs or any written materials not identified in this Section 21.

EXECUTED the day and year first above written.

MICROSOFT CORPORATION

Lisa Brummel,

/s/ Lisa Brummel

Senior Vice President, Human Resources

AWARDEE’S ACCEPTANCE:

I have read and fully understood this Award Agreement and, as referenced in Section 17 above, I accept and agree to be bound by all of the terms, conditions and restrictions contained in this Award Agreement and the other documents referenced in it. I intend to express my acceptance of the Award and this Award Agreement by typing my name in the Awardee acceptance window provided in “step 2” of the award acceptance checklist, and I further intend the typing of my name to have the same force and effect in all respects as a handwritten signature.

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